EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

June 23, 2017

Delaware Group Global & International Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware International Small Cap Fund (the “Fund”), a series of Delaware Group Global & International Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the shares’ Rule 12b-1 (distribution) fees will not exceed 0.25% of average daily net assets for the period June 30, 2017 through June 30, 2018.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett Wright
Name: Brett Wright
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global & International Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	June 23, 2017